Exhibit 99.2

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum contains certain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which we operate and the United States and global economies. Statements in this offering memorandum that are not historical facts are hereby identified as “forward- looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this offering memorandum. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this offering memorandum. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this offering memorandum. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this offering memorandum, those results of operations, financial condition and liquidity or developments may not be indicative of results or developments in subsequent periods.

Among the factors that may cause actual results and expectations to differ from anticipated results and expectations expressed in such forward-looking statements are the following:

•	our substantial indebtedness;

•	current economic conditions and uncertainties in the housing, credit and capital markets;

•	our ability to achieve expected savings from cost control, integration and disposal initiatives;

•	the ability to identify and successfully consummate and integrate value-adding acquisition opportunities;

•	increasing competition and pricing pressures in the markets served by our operating companies;

•	the ability of our operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations;

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reduced military spending by the government on projects for which our Telephonics Corporation supplies products, including as a result of sequestration at such time as the budgetary cuts mandated by sequestration begin to take effect;

•	the ability of the federal government to fund and conduct its operations;

•	increases in the cost of raw materials such as resin and steel;

•	changes in customer demand or loss of a material customer at one of our operating companies;

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•	the potential impact of seasonal variations and uncertain weather patterns on certain of our businesses;

•	political events that could impact the worldwide economy;

•	a downgrade in our credit ratings;

•	changes in international economic conditions including interest rate and currency exchange fluctuations;

•	the reliance by certain of our businesses on particular third party suppliers and manufacturers to meet customer demands;

•	the relative mix of products and services offered by our businesses, which impacts margins and operating efficiencies;

•	short-term capacity constraints or prolonged excess capacity;

•	unforeseen developments in contingencies, such as litigation;

•	unfavorable results of government agency contract audits of Telephonics Corporation;

•	our ability to adequately protect and maintain the validity of patent and other intellectual property rights;

•	the cyclical nature of the businesses of certain of our operating companies; and

•	possible terrorist threats and actions and their impact on the global economy.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

MARKET AND INDUSTRY DATA

This offering memorandum contains statistical data that we obtained from public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we do not represent that we have done a complete search for other industry data. In addition, we and the Initial Purchasers have not independently verified market industry data provided by third parties, and we and the Initial Purchasers take no further responsibility for this data. Market position used throughout this offering memorandum is based on management’s knowledge of the industry and the good faith estimates of management. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe that they generally indicate size, position and market share within these industries. Our own estimates have been based on information obtained from our trade and business organizations, our customers and vendors and other contacts in the markets in which we operate. While we believe our management’s estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we and the Initial Purchasers cannot assure you that they are accurate.

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SUMMARY

The following is a brief summary of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. Unless otherwise indicated or the context otherwise requires, references to (i) “Griffon” refer to solely to Griffon Corporation and not its subsidiaries; and (ii) “we,” “our,” and “us” refer to Griffon Corporation and its subsidiaries on a consolidated basis.

Our Company

Griffon Corporation (NYSE:GFF) is a publicly-held company with a market capitalization of approximately $669 million as of February 11, 2014. We are a diversified holding company that manages wholly-owned subsidiaries with leading market shares across a variety of industries. We actively oversee these subsidiaries, providing them with a variety of services including the allocation of our resources and the management of their budgeting, liquidity and capital spending. Additionally, we provide direction and assistance in connection with operational initiatives, acquisitions, divestitures and other growth opportunities in our role in overseeing each of our subsidiaries’ general strategy. We currently conduct our operations through three reportable segments: Home & Building Products (“HBP”), Telephonics Corporation (“Telephonics”), and Clopay Plastic Products Company (“Plastics”). For the twelve months ended December 31, 2013, we generated revenue of $1,901 million and Adjusted EBITDA of $166 million. See Footnotes 4 and 5 to Summary Historical Consolidated Financial Data for the reconciliation to Adjusted EBITDA.

Griffon Corporation Business Overview

Description	Manufactures residential garage doors and commercial sectional doors; designs, manufactures and distributes the leading brands in non-powered garden tools and other outdoor work products	Designs, engineers and manufactures custom films and film laminates for hygienic, healthcare, protective apparel and other markets	Designs, develops and manufactures information and communication systems for government and commercial markets worldwide
Twelve months ended December 31, 2013 revenue	$883 million	$564 million	$453 million
% of total Griffon revenue	46%	30%	24%

Home & Building Products

Home & Building Products consists of two companies, Ames True Temper, Inc. (“ATT”) and Clopay Building Products (“CBP”). These businesses serve distinct sectors of the broader building products industry and are leaders in their respective core markets.

Ames True Temper, Inc.

ATT is the leading U.S. and a global provider of non-powered landscaping products that make work easier for homeowners and professionals. ATT manufactures and markets one of the broadest product portfolios in the non-powered landscaping product industry. This portfolio is anchored by four core product categories: long handle tools, wheelbarrows, snow tools, and planters and lawn accessories.

As a result of ATT’s brand portfolio recognition, high product quality, industry leading service and strong customer relationships, ATT has earned market-leading positions in the long handle tool, wheelbarrow, snow tool and decorative plastic planter product categories. ATT sells products throughout North America, Australia, and Europe through retail centers, including home centers and mass merchandisers, wholesale chains, including hardware stores and garden centers, and industrial distributors.

Clopay Building Products

CBP is the leading manufacturer and marketer of residential garage doors and among the leading manufacturers of commercial sectional doors in the North America. The majority of CBP’s sales go to home remodeling and renovation, with the balance going to the new residential housing and commercial building markets. CBP brings 50 years of experience and innovation to the garage door industry.

Our strong family of brands includes Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company® and IDEAL Door®. Clopay is the only residential garage door brand to hold the Good Housekeeping Seal of Approval. CBP products are sold through approximately 2,000 independent professional installing dealers and through major home center chains throughout North America.

With two manufacturing facilities and 49 distribution centers across the U.S. and Canada, CBP is a preferred supplier for many of North America’s most notable home center retailers. CBP also has a complete line of entry door systems uniquely designed to complement its popular residential garage door styles.

Clopay Plastic Products

Plastics produces and develops specialty plastic films and laminates for a variety of hygienic, healthcare and industrial uses in the U.S. and certain international markets. Products include thin gauge embossed and printed films, elastomeric films and laminates of film and non- woven fabrics, and perforated films and non-wovens. These products are used primarily as moisture barriers in disposable infant diapers, adult incontinence products and feminine hygiene products, as protective barriers in single-use surgical and industrial gowns, drapes and equipment covers, fluid transfer/distribution layers in absorbent products, components to enhance comfort and fit in infant diaper and adult incontinence products, packaging for hygienic products, house wrap and other products. Plastics’ products are sold through a direct sales force primarily to multinational consumer and medical products companies.

Plastics’ customers include a diverse group of consumer, health care and industrial companies.

Plastics’ FY 2013 Revenue by End-Market

Telephonics Corporation

Telephonics specializes in advanced electronic information and communication systems for defense, aerospace, civil, industrial and commercial applications for the United States (“U.S.”) and international markets. Telephonics designs, develops, manufactures, sells, and provides logistical support for aircraft intercommunication systems, radar, air traffic management, identification friend or foe equipment (“IFF”), integrated border and perimeter security systems and custom, mixed-signal, application-specific, integrated circuits. Telephonics is also a provider of advanced systems engineering services supporting air and missile defense programs, as well as other threat and situational analysis services. Telephonics is a leading supplier of airborne maritime surveillance radar and aircraft intercommunication management systems, the segment’s two largest product lines. In addition to its traditional defense products used predominantly by the U.S. Government and its agencies, Telephonics has adapted its core technologies to products used in international markets in an effort to further increase its presence in both non-defense government and commercial markets.

Based on long-established relationships supported by existing contractual arrangements, Telephonics is a first-tier supplier to prime contractors in the defense industry and is at times a prime contractor to the U.S. Department of Defense (“DoD”).

Telephonics’ FY 2013 Revenue by End-Market

Our Industries

We operate in three industries: building products, plastic films and laminates and aerospace and defense.

Building Products Industry Overview

We operate in the building products sector where demand for our products is heavily influenced by the repairing and remodeling (“R&R”) of existing homes, construction of new homes and commercial construction expenditures. We believe that a large portion of our Home & Building Products revenue is driven by the residential repair and remodel markets. Recent industry forecasts and market data suggest that recovery in the building products industry is underway.

We believe the long-term growth prospects in the industry are strong because the current seasonally-adjusted annualized housing starts are still well below the 10-year and 50-year averages. According to the National Association of Home Builders (“NAHB”), annual rates for new single-unit housing starts were 0.54 million and 0.62 million units in 2012 and 2013, respectively, compared to 10- and 50-year averages of 0.95 million and 1.04 million units, respectively. According to the U.S. Census Bureau of the Department of Commerce, seasonally adjusted annual construction spending was estimated to reach $934.4 billion in November 2013, up 5.9% from the November 2012 estimate of $882.7 billion. The Leading Indicator of Remodeling Activity estimate issued by the Harvard University Joint Center for Housing Studies has estimated that the four-quarter moving average of homeowner improvement expenditures will be $153.8 billion in the third quarter of 2014, which would be the highest level since the second quarter of 2008. In addition, according to the Harvard Joint Center, household annual growth increased to 1.0 million households in 2012 after holding near 600,000 for the past five years.

Residential Improvement Expenditures

Note:	Units in billions of chained 2009 dollars
Source:	U.S. Department of Commerce (Bureau of Economic Analysis)

Projected growth in repair and remodeling expenditures. According to the Bureau of Economic Analysis of the U.S. Department of Commerce, residential improvement expenditures were $155.8 billion in 2012 and are projected to grow to $180.4 billion in 2016, representing a 3.7% compounded annual growth rate.

Aging of the Housing Stock. The U.S. Census Bureau has indicated that there are currently over 128 million homes in need of maintenance, upgrades, repairs, and adjustments to meet the nation’s changing preferences and lifestyles. The median estimated home age increased from 23 years in 1985 to 37 years in 2011, and more than 61% of the current housing stock was built prior to 1980, according to the U.S. Department of Housing and Urban Development. We believe the aging housing stock will continue to drive demand for residential repair and remodeling projects.

Projected growth within single family existing home sales. Also known as resales, existing home sales represent the bulk of single-family housing transactions each year and are, therefore, one of the most important drivers. According to the National Association of Realtors, annualized, seasonally-adjusted existing single-family home sales were 4.7 million in 2012, but are projected to grow to 5.3 million in 2015, a 4.3% compound annual growth rate.

Housing Starts. Average industry forecasts from leading associations (National Association of Homebuilders and National Association of Realtors, Mortgage Bankers and Fannie Mae) suggests total housing starts will grow from 923,000 in 2013 to 1,365,000 in 2015, representing a 21.6% compounded annual growth rate.

Energy efficiency. Interest in sustainable remodeling projects is increasing due to growing environmental awareness and concerns over high energy costs. We believe that consumers of environmental products will gravitate towards those building projects that offer environmental and, in turn, energy efficiency benefits.

Non-residential construction. The non-residential building products market contracted significantly during the economic downturn, but, as the economy continues to recover, this end market is expected to benefit from accompanying improvements in consumer confidence, increased consumer disposable income and greater access to financing. According to the American Institute of Architects (“AIA”), inquiries for new projects accelerated in December 2013 and the Architecture Building Index (“ABI”) consistently reflected increasing demand for design services throughout most of the year. According to McGraw-Hill Dodge, U.S. commercial construction is forecasted to increase by 16.7%, 19.9% and 12.7% in 2014, 2015 and 2016, respectively.

Other market considerations. Because ATT serves multiple categories of end-users ranging from individual consumers and households to industrial companies, and operates through retail and well as industrial distribution channels, it is uniquely positioned to benefit from improving conditions of consumers and their spending levels, as well as the improving conditions of industrial businesses. Additionally, a growing senior population is expected to boost spending within selected residential building products categories, particularly lawn and garden retail sales. With a large portion of the baby boomer population approaching retirement, the number of individuals with excess free time to spend on activities like home gardening is on the rise. Aging baby boomers are the fastest growing segment of the U.S. population and are driving a significant portion of the growth in the lawn and garden market.

In addition, homeowners are increasingly looking at their gardens as a place of tranquility. We also believe U.S. consumers are interested in using the garden to increase their self-sufficiency and reduce grocery bills. Finally, rooftop, vertical and glasshouse gardens are expected to become part of the residential garden, particularly due to urbanization.

Plastics Films and Laminates Industry Overview

The size and growth profile for the engineered plastic films and laminates industry varies by application and region. Because the industry has grown from such a diverse background, products are sometimes classified and categorized into several different, and sometimes overlapping, categories. Today, a major distinction exists between durable and disposable end-uses.

We compete primarily in the disposable sector, with hygiene applications including disposable diapers, feminine protection, adult incontinence products, pet care and surgical medical drapes. We also play a role in providing breathable films for the construction and remodeling market. Plastics is a significant player with #1 or #2 positions in almost every market in which it competes.

Within the disposable end use category, which includes our predominant diaper application, the market has two clear industry leaders, Procter & Gamble, Co. (“P&G”) and

Kimberly-Clark, which collectively control over 50% of the market. Historically, the industry has been largely resilient to adverse economic conditions, especially in developed economies where diapers are considered a non-discretionary purchase. As a result, in developed markets, the industry is generally mature but stable, projected to grow 1% annually through 2017. At the same time, favorable demographics and increasing economies are expected to provide 7-16% annual growth across key developing baby disposable diaper markets over the next five years, fueled by a growing middle class and increased usage rates.

Aerospace and Defense Industry Overview

The defense environment has been significantly altered over the last few years through a fundamental shift in focus from a traditional “threat-based” model to one that emphasizes a broad range of capabilities needed to respond to all contingencies, with the overarching goal of full spectrum dominance—defeat of any adversary or control of any situation across the full range of military operations. This change has manifested itself through increased focus and budget allocations to develop capabilities in C4ISR (command, control, communications, computers and intelligence, surveillance and reconnaissance), unmanned systems and networked information technologies. DoD’s emphasis on systems interoperability, advances in intelligence gathering, and the provision of real-time relevant data to battle commanders, often referred to as the common operating picture, have increased the electronic content of nearly all major military procurement and research programs.

Tightening military budgets and the emergence of information-based, network-centric warfare have led militaries around the world to become increasingly reliant on information and communication technologies. These technologies provide critical advantages in battlefield, support and logistics operations. In particular, by enhancing situational awareness (knowledge of the location and strength of friendly and unfriendly forces during battle), militaries can significantly increase the likelihood of success during a conflict. We therefore believe that global spending for information technologies and defense electronics will continue growing for the foreseeable future and that Telephonics is well positioned to benefit from the expected focus in these areas.

Funding of $167 billion in fiscal year 2014 is anticipated to be allocated toward procurement and research, development, test and evaluation efforts, including C4ISR capabilities, to support DoD priority modernization initiatives.

April 2013 U.S. DoD Budget Request

($ in billions)

Source: April 2013 United States DoD Budget Request

Competitive Strengths

We believe our competitive strengths include:

Diversified business model

We believe that the diversity of our operations provides the foundation for a business model well-positioned for long-term success. As our business has grown, we have remained committed to a strategy that has continued to deliver increasing diversification across our customers, end-markets, products and geographies.

FY 2013 Revenues by Segment	FY 2013 Revenues by End-Market	FY 2013 Revenues by Geography

Note: Fiscal year ends on September 30th.

Within our Home & Building Products segment, we have a diversified product portfolio supported by our distribution network. Similarly, our Plastics business offers a balanced portfolio of products used in a variety of hygienic, health care and industrial settings by customers worldwide. Our Telephonics business also benefits from a diverse platform of products and customers.

Leading market share across our operating subsidiaries

We are a market leader in each of our businesses. For example, we are the #1 North American manufacturer and marketer of residential garage doors and among the leading manufacturers of commercial sectional doors in the U.S. We are the primary supplier of garage doors for several key customers, including major home center retailers.

We are also the leading provider of non-powered lawn and garden tools in the U.S., with a #1 or #2 market position in eight out of our ten product lines.

In our Plastics business, we have emerged as a leading global provider of plastic films used in a wide variety of consumer and industrial applications. Our core diaper film ranks #1 globally, and we maintain a top three position in North America, Europe and Brazil for a variety of other products, including feminine hygiene products and protective barriers for surgical or industrial gowns.

Within our product lines, Telephonics is an important supplier to large prime contractors in the defense industry such as Lockheed Martin, Boeing, Northrop Grumman, General Dynamics, MacDonald Dettwiler, Airbus, Agusta Westland, Sikorsky Aircraft, and the DoD.

Our market leadership across our subsidiaries is driven by a reputation for product innovation, high quality, strong customer service, breadth of product portfolio, strong brands and ability to compete effectively in all relevant channels.

Stable and diversified customer base with long-standing relationships

We have long-standing relationships with a large and expansive customer base. In our Home & Building Products business, we are the leading supplier of residential garage doors and non-powered lawn and garden tools for many of the industry’s leading companies, including The Home Depot, Lowe’s, Walmart, Ace, True Value and Canadian Tire. In many cases, we have grown along with these customers, often maintaining sales offices adjacent to the customer to ensure efficient product placement and timely service. We also work closely with numerous mass merchants, clubs, regional retailers, co-ops and over 2,000 installing dealers, more than 250 of which are recognized as “Authorized Dealers.” We are especially proud to be the principal supplier of residential garage doors for The Home Depot and Menards.

At Plastics, we have over 80 active customers with an average relationship of our top 10 customers exceeding 10 years. Our largest customer is P&G with whom we have maintained a mutually beneficial relationship for over 30 years. Other key customers include 3M, Kimberly- Clark, Johnson & Johnson, SCA, Avery Dennison and First Quality.

The success of our Telephonics segment has been driven by our strategic nexus with the U.S. government and its agencies, which we have served for over 30 years. Additionally, we have been a major supplier of information and communications technologies to many of the world’s most prestigious aerospace and defense firms, including Boeing, Northrop Grumman, General Dynamics and Lockheed Martin.

Throughout our history, we have earned a leading position with our customers by leveraging our innovative products, customer service and scale to successfully meet our partners’ product and logistical goals. We understand the strategic importance of these relationships and are highly focused on building these relationships into the future.

Strong free cash flow generation

Our businesses have generated strong free cash flow (i.e., our Adjusted EBITDA (as defined herein) less capital expenditures plus changes in working capital) over the past four years, providing us with financial flexibility and enabling us to reinvest in our business, support organic growth, finance acquisitions, pay down debt, and return value to our shareholders through dividends and share repurchases. Free cash flow for the twelve months ending December 31, 2013 was $85.8 million. We have historically maintained relatively low normalized capital expenditure levels of approximately 2% to 4% of net sales, which we believe contributes to a favorable cash flow profile.

Attractive end-market outlook across our businesses

Our business segments participate in three distinct industries—building products, plastics and aerospace and defense, each with unique attributes and market drivers.

Comprising nearly 50% of our revenues, the Home & Building Products segment will lead our overall business in the near-term as the housing market rebounds from its historic bottom. We believe we will benefit from our exposure to the more resilient R&R market, which, according to the Bureau of Economic Analysis of the U.S. Department of Commerce, is forecast to experience a 3.7% compounded annual growth rate from 2012 to 2016.

According to Price Hanna Consultants LLC, the North American diaper and films market is expected to grow at the rate of 2% between 2012 and 2017. Our Plastics business is particularly well suited to benefit from the positive macro-economic trends affecting emerging markets. As the global economy recovers and the middle class grows, particularly in key geographies like Brazil and Central Europe, households are projected to spend more of their discretionary income on personal hygiene items, a trend that will spur growth in our core diaper and feminine care offerings. According to Global Industry Analysts, key developing disposable diaper markets grew 10% between 2011 and 2012 and are projected to grow approximately 12% annually between 2012 and 2017.

Our Telephonics segment is entering a period of uncertainty surrounding the U.S. military’s long-term plans and budget constraints; however, the DoD continues to modernize or refresh its weapons systems with advanced electronic information and communications systems similar to those in which we are a leading provider. Historically, Telephonics has been a consistent performer, driven by our long-standing relationship with the U.S. government and the segment’s strong funded backlog, which was $416 million as of December 31, 2013. “Funded backlog” means unfilled firm orders for our products for which funding has been both authorized and appropriated by the customer—Congress, in the case of U.S. Government agencies.

Strong and highly experienced management team

We have a highly experienced management team with a successful track record of profitable growth and demonstrated leadership in cyclical markets, including an ability to reduce costs, improve operational efficiencies and successfully introduce new products. Griffon’s senior management team has an average of 15 years of executive experience, and the Presidents of each our businesses have an average of 27 years of industry experience. Our management holds, and will continue to hold, a significant equity interest in our business reflecting their confidence in, and ongoing commitment to, advancing our growth strategies.

Business Strategy

Focus on capital and operating efficiency

We manage our business using various qualitative and quantitative measures of success, including a proven commitment to deploying capital in areas with the greatest expected returns and maximizing free cash flow generation. We will continue to manage our business with rigorous financial and operating discipline aimed at improving value for our shareholders, lenders, customers, employees and communities. As a result, we will continue to implement a variety of strategies to proactively increase financial and operating performance and enhance cash flow, including manufacturing productivity initiatives, joint ventures and raw materials sourcing arrangements.

Emphasize new product development and innovation

We will continue to invest capital to develop new products and enhance the functionality of our existing products. In response to evolving customer requirements, we routinely update our core products and technologies and coordinate with customers at the earliest stages of new program and product development. As an established innovator, we will continue to leverage our engineering and scientific capabilities to exceed our customers’ minimum specifications, providing them with greater performance, flexibility, and value. The selection of our R&D projects is based on available opportunities in the marketplace, as well as input from our customers. Over the past 3 years, we have invested $70 million in our R&D initiatives.

Leverage our existing global presence across our businesses to target major multinational and regional customers

We will continue to leverage our existing global relationships and market-share leading positions to target new multinational and regional customers. We will also continue to work closely with external research firms and other organizations to identify and capitalize on emerging consumer and professional end-user trends. In addition, we plan to leverage our extensive distribution network to market our existing products more broadly and to aggressively roll-out our new, technologically-enhanced product offerings. We have been successful in expanding our customer base in international markets and will continue to use our incumbent status on major platforms to bolster our international presence.

Continuous improvement and cost savings initiatives

We are highly focused on cost reductions and margin improvement. In addition to our existing programs, we will continue to implement new initiatives and operating strategies at the corporate and segment level to further enhance our performance. Initiatives are developed and tracked at the segment level with corporate guidance. For example:

•	As a result of a comprehensive restructuring of our CBP manufacturing facilities, which was undertaken in the years 2009-2011, we have and continue to realize annual cost savings of over $10 million.

•	Through the 2013 Plastics Europe restructuring, we exited low margin businesses and eliminated approximately 80 positions.

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ATT’s restructuring, which started in 2013 and is expected to be completed by the end of calendar year 2014, will result in the closing of certain manufacturing facilities and the consolidation of affected operations primarily into our Camp Hill, PA and Carlisle, PA locations. This initiative will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third-party suppliers and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

Optimize global footprint

Over the long-term, we plan to continue to optimize our manufacturing and distribution networks in existing and select new geographic markets. Where appropriate, we will continue to pursue joint ventures and other agreements to leverage the operating experience, technical expertise and local market knowledge of our strategic partners.

Enhance positions, product and service offerings through strategic acquisitions

Making strategic acquisitions is an important part of our growth plan. Building products, in particular the non-powered lawn and garden industry is highly-fragmented and provides significant acquisition opportunities. As global economic conditions improve, we will continue to seek out, evaluate and, where appropriate, acquire additional businesses that can benefit from our global distribution channel and offer potentially attractive returns on capital. We believe that our proven ability to identify and integrate acquisitions enhances our credibility as an acquirer and strategic partner-of-choice in the industry.

We have historically funded our acquisitions and other growth initiatives with cash on hand, through free cash flow generated from our business as well as through external financing sources. Where we have utilized debt financing, we believe we have financed such growth appropriately in order to maintain a conservative leverage profile, both at our operating subsidiaries and at the holding company level.

Summary of Transactions

We intend to use the net proceeds from this offering and cash on hand to (i) repurchase any and all of our outstanding 2018 Notes in the tender offer described below, (ii) pay any related fees and expenses, including any applicable tender premiums, redemption premiums and accrued interest on the 2018 Notes, and (iii) redeem the 2018 Notes, if any, that remain outstanding after the completion of the tender offer. See “Use of Proceeds” for more detailed sources and uses information.

On February 12, 2014, we commenced a tender offer for any and all of our 2018 Notes. In connection with the tender offer, we have solicited consents to amend the indenture governing the 2018 Notes to eliminate substantially all of the restrictive covenants and certain events of default. Under the terms of the tender offer, the total consideration for tendered notes equals $1,058.44 for every $1,000 principal amount of 2018 Notes tendered. The total consideration includes an early tender and consent payment of $7.50 per $1,000 principal amount of 2018 Notes tendered prior to the consent deadline, which is 5:00 p.m. on February 26, 2014. Holders who tender their 2018 Notes after the consent deadline but prior to the expiration date, which is 11:59 p.m. on March 12, 2014, will receive the tender offer consideration of $1,050.94 per $1,000 principal amount of 2018 Notes tendered. This offering memorandum is not an offer to purchase, or the solicitation of an offer to sell, the 2018 Notes. The tender offer and consent solicitation is made only by and pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement of Griffon, dated February 12, 2014, and the related Letter of Transmittal and Consent, as the same may be amended or supplemented. The tender offer is subject to the satisfaction or waiver of various conditions, including the issuance of the Notes offered hereby and other customary conditions. We may amend, extend or terminate the tender offer and consent solicitation in our sole discretion. At any time and from time to time before, during and after the expiration of the tender offer, we may purchase or offer to purchase the 2018 Notes through open market purchases, privately negotiated transactions, exchange offers, redemptions or otherwise. We currently intend to redeem any and all 2018 Notes that remain outstanding following consummation of the tender offer. This offering memorandum does not constitute a notice of redemption.

Concurrently with the offering of the Notes, we intend to enter into an amendment to our revolving credit facility that will extend the maturity date of our revolving credit facility by one year to March 28, 2019 and modify certain of the covenants contained therein to provide us with enhanced operating and financial flexibility. The consummation of this offering of Notes is not conditioned on our entering into the proposed amendment to our revolving credit facility. No assurance can be given that we will be successful in entering into the proposed amendment on the terms described herein or at all. See “Description of Other Indebtedness.” We refer to the offering of the Notes, the tender offer and repurchase or redemption of all of our outstanding 2018 Notes and our entering into the amendment to our revolving credit facility collectively as the “Transactions.”

Summary Historical Consolidated Financial Data

The following table presents our summary historical consolidated financial data as of and for the periods presented. This information should only be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 and our consolidated financial statements and the notes related thereto, which are contained therein. The summary historical financial data for the years ended September 30, 2013, 2012 and 2011 have been derived from our audited consolidated financial statements. The summary financial data for the three months ended December 31, 2013 and 2012 were derived from our unaudited consolidated financial statements. The summary unaudited financial data for the twelve months ended December 31, 2013 has been derived by adding our operating results and cash flow for our fiscal year ended September 30, 2013 and for the three month period ended December 31, 2013 and deducting such financial data for the three months ended December 31, 2012. The unaudited financial statements have been prepared on the same basis as the audited financial statements and include, in the opinion of our management, all normal recurring adjustments necessary for a fair presentation of the information set forth herein.

	For the Years Ended September 30,			Three Months Ended December 31,		Twelve Months Ended December 31,
	2011(1)	2012(2)	2013(3)	2012	2013	2013
	(Dollars in thousands)
Operating Results Data:
Revenue	$1,830,802	$1,861,145	$1,871,327	$423,749	$453,458	$1,901,036
Cost of goods and services	1,437,341	1,442,340	1,453,742	326,079	347,955	1,475,618

Gross profit	393,461	418,805	417,585	97,670	105,503	425,418
Selling, general administrative expenses	330,369	341,696	340,469	82,219	87,680	345,930
Restructuring and other related charges	7,543	4,689	13,262	1,108	842	12,996

Total operating expenses	337,912	346,385	353,731	83,327	88,522	358,926
Income from operations	55,549	72,420	63,854	14,343	16,981	66,492
Other income (expense)
Interest expense	(47,846)	(52,007)	(52,520)	(13,107)	(13,134)	(52,547)
Interest income	398	292	353	28	33	358
Loss from debt extinguishment and other, net	(22,450)	1,236	2,646	486	906	3,066

Total other income (expense)	(69,898)	(50,479)	(49,521)	(12,593)	(12,195)	(49,123)

Income (loss) before taxes	(14,349)	21,941	14,333	1,750	4,786	17,369
Provision (benefit) for income taxes	(6,918)	4,930	7,543	1,192	1,550	7,901

Income (loss) from continuing operations	(7,431)	17,011	6,790	558	3,236	9,468
Discontinued operations:
Loss from operations of discontinued business	—	—	(4,651)	—	—	(4,651)
Benefit from income taxes	—	—	(1,628)	—	—	(1,628)

Loss from discontinued operations	—	—	(3,023)	—	—	(3,023)

Net Income (loss)	$(7,431)	$17,011	$3,767	$558	$3,236	$6,445

Cash Flow Data:
Net cash provided by (used in)
Operating activities	$35,385	$90,130	$85,683	$(32,502)	$(24,394)	$93,791
Investing activities	(82,333)	(90,974)	(62,868)	(16,233)	(41,358)	(87,993)
Financing activities	122,110	(30,693)	(52,249)	(10,582)	(16,547)	(58,214)

	For the Years Ended September 30,			Three Months Ended December 31,		Twelve Months Ended December 31,
	2011(1)	2012(2)	2013(3)	2012	2013	2013
	(Dollars in thousands)
Balance Sheet Data:
Cash and equivalents	$243,029	$209,654	$178,130	$150,065	$95,374	$95,374
Property, plant and equipment, net	350,050	356,879	353,593	357,419	355,315	355,315
Total assets	1,865,254	1,806,192	1,788,779	1,760,846	1,752,159	1,752,159
Total debt, net of debt discount	713,411	699,610	689,255	698,619	733,156	733,156
Total liabilities	1,213,346	1,152,040	1,138,315	1,104,643	1,157,066	1,157,066
Total shareholders’ equity	651,908	654,152	650,464	656,203	595,093	595,093
Other Financial Data:
Capital expenditures	$87,617	$68,851	$64,441	$17,288	$17,916	$65,069
Depreciation and amortization	60,712	66,264	70,748	17,357	16,793	70,184
EBITDA(4)	93,811	139,920	137,248	32,186	34,680	139,742
Adjusted EBITDA(5)	152,072	155,525	165,147	38,396	39,395	166,146
Financial Ratios:
Pro forma cash and equivalents(6)						$54,682
Total senior debt(6)						645,519
Total net senior debt(6)						590,837
Total debt(6)						745,519
Total net debt(6)						690,837
Total senior leverage ratio						3.9x
Total net senior leverage ratio						3.6x
Total leverage ratio						4.5x
Total net leverage ratio						4.2x

(1)

2011 includes $26,164 ($16,813, net of tax, or $0.29 per share) of loss on debt extinguishment; $15,152 ($9,849, net of tax, or $0.17 per share) of increased cost of goods sold related to the sale of inventory recorded at fair value in connection with acquisition accounting for ATT; and $7,543 ($4,903, net of tax, or $0.08 per share) of restructuring charges.

(2)	2012 includes $4,689 of restructuring charges ($3,048, net of tax, or $0.05 per share) and $477 of acquisition related costs ($310, net of tax, or $0.01 per share).

(3)	2013 includes $13,262 of restructuring charges ($8,266, net of tax, or $0.15 per share) and a loss on pension settlement of $2,142 ($1,392, net of tax, or $0.02 per share).

(4)

EBITDA is a non-GAAP measurement that consists of income from continuing operations plus the sum of provision (benefit) for income taxes, interest expense (net of interest income) and depreciation and amortization. The reconciliation from income from continuing operations to EBITDA is as follows:

	For the Years Ended September 30,			Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2013	2012	2013	2013
	(Dollars in thousands)
Income (loss) from continuing operations	$(7,431)	$17,011	$6,790	$558	$3,236	$9,468
Add/(deduct):
Provision (benefit) for income taxes	(6,918)	4,930	7,543	1,192	1,550	7,901
Interest expense, net	47,448	51,715	52,167	13,079	13,101	52,189
Depreciation and Amortization	60,712	66,264	70,748	17,357	16,793	70,184

EBITDA	$93,811	$139,920	$137,248	$32,186	$34,680	$139,742

(5)

Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of restructuring and other related charges, loss (gain) on debt extinguishment and pension settlement, the impact of the fair value of inventory acquired as part of a business combination, stock compensation, severance and acquisition costs. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	For the Years Ended September 30,			Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2012	2013	2012	2013	2013
	(Dollars in thousands)
EBITDA	$93,811	$139,920	$137,248	$32,186	$34,680	$139,742
Add/(deduct):
Restructuring and other related charges(a)	7,543	4,689	13,262	1,108	842	12,996
Loss on debt extinguishment	26,164	—	—	—	—	—
Loss on pension settlement	—	—	2,142	2,142	—	—
Fair value write-up of acquired inventory sold	15,152	—	—	—	—	—
Stock compensation	8,956	10,439	12,495	2,960	1,675	11,210
Severance	—	—	—	—	1,400	1,400
Acquisition costs	446	477	—	—	798	798

Adjusted EBITDA	$152,072	$155,525	$165,147	$38,396	$39,395	$166,146

(a)

Restructuring and other related charges primarily related to consolidation of HBP facilities and the Plastics European restructuring (see Griffon’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and Griffon’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2013).

EBITDA and Adjusted EBITDA are provided for illustrative and informational purposes only and do not purport to represent, and should not be viewed as indicative of, our actual or future financial condition or results of operations. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of operating performance or liquidity that is calculated in accordance with U.S. generally accepted accounting principles. EBITDA and Adjusted EBITDA information has been included in this offering memorandum because we believe that certain analysts, rating agencies and investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness and overall operating performance over time. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results as reported under U.S. generally accepted accounting principles. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of assets on its balance sheet has material limitations as a performance measure. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Furthermore, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to calculations of similarly titled measures by other companies. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also considers its results as calculated in accordance with U.S. generally accepted accounting principles.

(6)	Amounts shown for pro forma cash and equivalents, total senior debt, total net senior debt, total debt and total net debt as of the twelve months ended December 31, 2013 are presented after giving effect to the Transactions. Pro forma cash and equivalents consists of cash and equivalents on balance sheet on December 31, 2013, net of the estimated tender premium on the 2018 Notes (and assuming that all outstanding 2018 Notes will be tendered in the tender offer prior to the consent deadline) and related fees and expenses. Total senior debt consists of (i) $550 million outstanding under the Notes offered hereby, (ii) other secured debt of $84 million, consisting of outstanding amounts under our revolving credit facility, our ESOP loans, capital leases, real estate mortgages and non-U.S. lines of credit, and (iii) an $11 million non-U.S. term loan. Total debt includes total senior debt plus $100 million outstanding under Griffon’s 4% convertible subordinated notes due 2017. Total net senior debt includes total senior debt less pro forma cash and equivalents. Total net debt includes total debt less pro forma cash and equivalents.

RISK FACTORS

An investment in the Notes involves a high degree of risk. You should consider carefully the following risks involved in investing in the Notes, as well as the other information contained in this offering memorandum, before deciding whether to purchase the Notes. The actual occurrence of any of these risks could materially adversely affect our business, financial condition and results of operations. In that case, the value of the Notes could decline substantially, and you may lose part or all of your investment.

Risks Related to the Notes

While subsumed within the Risks Related to Our Business, the following risk factors may have particular applicability to the Notes and should be considered in connection with a decision to purchase Notes.

Our substantial indebtedness could adversely affect our financial condition.

After giving effect to the Transactions, we will have a significant amount of indebtedness. On December 31, 2013, after giving effect to the Transactions, we would have had total indebtedness of $733 million (including $550 million of senior unsecured debt under the Notes offered hereby, $20 million under our revolving credit facility, $100 million of convertible subordinated debt, less a discount of $12 million, and $64 million of other secured debt, including capital lease obligations), and we would have had $180 million of additional availability under our revolving credit facility.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

We expect to use cash flow from operations and borrowings under our revolving credit facility to meet our current and future financial obligations, including funding our operations, debt service and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough capital, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt, including the Notes offered hereby and our revolving credit facility, on or before maturity. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future indebtedness, including the agreements governing the Notes offered hereby and our revolving credit facility, respectively, may limit our ability to pursue any of these alternatives.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the indenture that will govern the Notes or our revolving credit facility. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The indenture that will govern the Notes and our revolving credit facility will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable and we could be forced into bankruptcy or liquidation, which could result in your losing some or all of your investment in the Notes.

Griffon is a holding company and may not have access to sufficient cash to make payments on the Notes.

Griffon is a holding company with no direct operations. Griffon’s principal assets are the equity interests it holds in its operating subsidiaries. As a result, Griffon is dependent upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its outstanding debt service and other obligations. Griffon’s subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the Notes. In addition, any payment of dividends, distributions, loans or advances to Griffon from its subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which Griffon’s subsidiaries operate. In addition, payments to Griffon from its subsidiaries will be contingent upon its subsidiaries’ earnings. Griffon’s subsidiaries are separate and distinct legal entities and, except for Griffon’s existing and future subsidiaries that will be guarantors of the Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

Despite current indebtedness levels, we may still be able to incur more indebtedness, which could further exacerbate the risks described herein.

We may be able to incur substantial additional indebtedness in the future. The terms of the agreements governing our indebtedness, including the Notes and our revolving credit facility, will not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our revolving credit facility provides commitments of up to $225 million, approximately $180 million of which was available for borrowing, subject to certain covenants, at December 31, 2013. All of the borrowings under our revolving credit facility will be secured indebtedness. The subsidiaries that will guarantee the Notes are also the guarantors under our revolving credit facility.

The agreements governing our indebtedness, including the Notes offered hereby and our revolving credit facility, will restrict our ability to engage in some business and financial transactions.

The agreements governing our indebtedness, including the Notes and our revolving credit facility, will, among other things, restrict our ability, and the ability of our restricted subsidiaries, to:

•	incur additional debt or issue preferred stock;

•	pay dividends or distributions on our capital stock or repurchase our capital stock or make other restricted payments;

•	make certain investments;

•	create liens on our assets;

•	enter into transactions with affiliates;

•	merge, consolidate or sell substantially all of our assets;

•	transfer and sell assets or enter into sale and leaseback transactions;

•	create restrictions on dividends or other payments by our restricted subsidiaries; and

•	create guarantees of indebtedness by restricted subsidiaries.

Our ability to borrow under our revolving credit facility will depend upon compliance with these covenants. Events beyond our control could affect our ability to meet these covenants. Our failure to comply with obligations under the agreements governing the Notes and our revolving credit facility may result in an event of default under the agreements governing the Notes and our revolving credit facility, respectively. A default, if not cured or waived, may permit acceleration of this indebtedness and our other indebtedness. We may not have funds available to remedy these defaults. If our indebtedness is accelerated, we may not have sufficient funds available to pay the accelerated indebtedness and may not have the ability to refinance the accelerated indebtedness on terms favorable to us or at all.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our revolving credit facility, will be at variable rates of interest and expose us to interest rate risk. As such, our net income is sensitive to movements in interest rates. There are many economic factors outside our control that have in the past, and may in the future, impact rates of interest including publicly announced indices that underlie the interest obligations related to a certain portion of our debt. Factors that impact interest rates include governmental monetary policies, inflation, recession, changes in unemployment, the money supply, international disorder and instability in domestic and foreign financial markets. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Such increases in interest rates could have a material adverse effect on our financial conditions and results of operations.

The Notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of the subsidiary guarantors, and to the existing and future debt of the subsidiaries that do not guarantee the Notes.

The Notes will be effectively subordinated to all of our existing and future secured debt, to the existing and future secured debt of the subsidiary guarantors, and to the existing and future debt of the subsidiaries that do not guarantee the Notes.

The Notes are not secured by any of Griffon’s assets or the assets of the subsidiary guarantors. As a result, the indebtedness represented by the Notes will effectively be subordinated to any secured indebtedness that Griffon or the subsidiary guarantors may incur, to the extent of the value of the assets securing such indebtedness. The terms of the indenture governing the Notes permit Griffon and the subsidiary guarantors to incur secured debt, subject to limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a superior claim to their collateral. In the event of the dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the Notes. If any of the foregoing occur, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes.

As of December 31, 2013, giving effect to the Transactions and the use of proceeds therefrom:

•	our consolidated senior secured indebtedness, including capital leases, totaled approximately $84 million;

•	we had $180 million of aditional availability under our revolving credit facility, all of which was secured; and

•	our subsidiaries guaranteeing the Notes had indebtedness, including subsidiary guarantees of Griffon’s indebtedness, of approximately $584 million, of which approximately $34 million was secured.

For the fiscal year ended September 30, 2013 and the three months ended December 31, 2013, after giving effect to the Transactions, our non-guarantor subsidiaries generated 25% and 27%, respectively, of our consolidated total revenue, and 21% and 30%, respectively, of our consolidated EBITDA. In addition, at December 31, 2013, after giving effect to the Transactions, our non-guarantor subsidiaries held 27% of our total consolidated assets and 13% of our total consolidated liabilities and had approximately $65 million of indebtedness. For a presentation of the financial information required by Rule 3-10 of Regulation S-X for our subsidiaries guaranteeing the Notes and our non-guarantors subsidiaries, see the footnotes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013.

If we default on our obligations to pay our other indebtedness we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our revolving credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the indenture governing the Notes and our revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under the agreement governing our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our revolving credit facility from repurchasing all of the Notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your Notes unless we are able to refinance or obtain waivers under our revolving credit facility. Our failure to repurchase the Notes upon a change of control would cause a default under the indenture and a cross-default under the agreement governing our revolving credit facility. Our revolving credit facility also provides that a change of control, as defined in the agreement governing such facility, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the Notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the Notes. Any of our future debt agreements may contain similar provisions.

In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the Notes. If an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the Notes and you may be required to continue to hold your Notes despite the event.

You may not be able to determine when a change of control has occurred and may not be able to require us to purchase the Notes as a result of a change in the composition of the directors on Griffon’s board of directors.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the Notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of the assets of Griffon and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the issuers to repurchase notes as a result of a transfer of less than all of the assets of Griffon to another person may be uncertain. As noted below, under certain circumstances the sale or disposition of a Minority Business shall not be deemed to constitute a disposition of “all or substantially all” of our assets.

In addition, in a recent decision, the Court of Chancery of the State of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds.

The terms of the indenture governing the Notes include exceptions to certain covenants relating to a sale of a Minority Business.

The terms of the indenture governing the Notes will include exceptions to certain covenants that apply in the event that a future sale or disposition (whether directly or indirectly, whether by sale or transfer of any such assets, or of any capital stock or other interest in any entity holding such assets, or by merger or consolidation or of any combination thereof, and whether in one or more transactions, or otherwise, including any Minority Business Offering or any Minority Business Disposition (each as defined in the indenture governing the Notes) of any business unit which represents less than 50% of our Segment Adjusted EBITDA (as defined in the indenture governing the Notes) (a “Minority Business”). Accordingly, we may sell or dispose of a Minority Business at any time subject to certain conditions.

If we sell or dispose of any such Minority Business, we may not receive any cash proceeds depending on the structure of such sale or disposition, and, to the extent cash proceeds are received, we may be unable to reinvest the net proceeds of such sale in businesses or assets that produce similar net sales or earnings or Adjusted EBITDA. Accordingly, a sale of a Minority Business could adversely impact our operating results and financial performance, as well as the price, liquidity and ratings of the Notes. Such risks could be significant.

Federal and state fraudulent transfer laws permit a court to void the Notes and the guarantees, and, if that occurs, you may not receive any payments on the Notes.

The issuance of the Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will generally be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on its business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay those debts as they mature.

If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such indebtedness.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes and the guarantees would not be subordinated to our or any guarantor’s other debt. If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. As was demonstrated in a bankruptcy case originating in the State of Florida which was affirmed by a decision by the Eleventh Circuit Court of Appeals on other grounds, this provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws.

If the Notes are rated investment grade at any time by both Moody’s and Standard & Poor’s, most of the restrictive covenants and corresponding events of default contained in the indenture governing the Notes will be suspended.

If, at any time, the credit rating on the Notes, as determined by both Moody’s Investors Service and Standard & Poor’s Ratings Services, equals or exceeds Baa3 and BBB-, respectively, or any equivalent replacement ratings, and no default has occurred and is continuing under the indenture governing the Notes, we will no longer be subject to most of the restrictive covenants contained in the indenture. Any restrictive covenants that cease to apply to us as a result of achieving these ratings will be restored if one or both of the credit ratings on the Notes later fall below these thresholds or in certain other circumstances. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments, make distributions and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the indenture even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants are suspended, holders of the Notes will have less credit protection than at the time the Notes are issued.

There are significant restrictions on your ability to transfer or resell your Notes.

The Notes are being offered and sold pursuant to an exemption from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the Notes in the United States only in a transaction exempt from the registration requirements of U.S. federal and applicable state securities laws or pursuant to an effective registration statement, and you may be required to bear the risk of your investment until the maturity of the Notes. We have agreed to file an exchange offer registration statement or, under specific circumstances, a shelf registration statement. We are also relying on exemptions from the registration and/or prospectus qualification requirements under the laws of other jurisdictions where the Notes are being offered and sold, and, therefore, the Notes may be transferred and resold by purchasers resident in or otherwise subject to the laws of those jurisdictions only in compliance with the laws of those jurisdictions, to the extent applicable.

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.

The Notes are a new issue of securities for which there is no established public market. We do not intend to have the Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The Initial Purchasers have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the Notes. The liquidity of any market for the Notes will depend on a number of factors, including:

•	the number of holders of Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. We cannot assure you that the market, if any, for the Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your Notes. In addition, other factors, such as the prevailing interest rates being paid by companies similar to us and our ratings with major credit rating agencies, will have an impact on the market price of the Notes, and there is no guarantee that this impact will not be adverse. Therefore, we cannot assure you that you will be able to sell your Notes at a particular time or the price that you receive when you sell will be favorable.

The amount that can be collected under the guarantees will be limited.

Each of the guarantees will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, avoidable. See “Risk Factors—Federal and state fraudulent transfer laws permit a court to void the Notes and the guarantees, and, if that occurs, you may not receive any payments on the Notes.” In general, the maximum amount that can be guaranteed by a particular guarantor may be significantly less than the principal amount of the Notes. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless.

USE OF PROCEEDS

We intend to use the net proceeds from this offering and cash on hand to (i) repurchase any and all of our outstanding 2018 Notes in the tender offer, (ii) pay any related fees and expenses, including any applicable tender premiums, redemption premiums and accrued interest on the 2018 Notes, and (iii) redeem the 2018 Notes, if any, that remain outstanding after the completion of the tender offer. Certain of the Initial Purchasers or their affiliates may hold a portion the 2018 Notes and, as such, may receive a portion of the proceeds of this offering.

The following table sets forth the estimated sources and uses of funds (assuming the offering of the Notes closed on December 31, 2013):

(Dollars in millions) Sources of Funds:		Uses of Funds:
Notes offered hereby	$550.0	Repurchase of 2018 Notes	$550.0
Cash on hand	$ 40.7	Estimated tender premium(1)	$ 32.1
		Estimated fees and expenses	$ 8.6

Total Sources	$590.7	Total Uses	$590.7

(1)	Estimated tender premium excludes the impact of accrued interest and assumes that all outstanding 2018 Notes will be tendered in the tender offer on or prior to the consent deadline.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2013 on a historical basis and on an as adjusted basis to give effect to the Transactions and the use of the net proceeds therefrom. You should read this table in conjunction with “Use of Proceeds,” “Summary—Summary Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 and our consolidated financial statements and the related notes thereto contained therein.

	December 31, 2013
	Actual	As Adjusted
	(Dollars in millions)
Cash and equivalents(1)	$95.4	$54.7
Debt:
Revolving credit facility	20.0	20.0
Senior notes due 2018	550.0	0.0
Notes offered hereby	0.0	550.0
Convertible subordinated notes due 2017	100.0	100.0
Other debt(2)	75.5	75.5

Total debt	$745.5	$745.5
Total Equity	$595.1	$554.5

Total capitalization	$1,340.6	$1,300.0

(1)	As Adjusted excludes the impact of accrued interest and assumes that all outstanding 2018 Notes will be tendered in the tender offer on or prior to the consent deadline.

(2)	Amount consists of outstanding amounts under our ESOP loans, capital leases, real estate mortgages, foreign lines of credit and term loans and other long-term debt.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On March 28, 2013, Griffon entered into an amendment to its revolving credit facility, which was originally entered into on March 18, 2011, among Griffon, the several banks and other financial institutions or entities from time to time parties thereto, Deutsche Bank Securities Inc., as syndication agent, Wells Fargo Bank, National Association, HSBC Bank USA, N.A, and RBS Citizens, N.A., as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent. The amendment increased the amount available under our revolving credit facility from $200 million to $225 million and extended its maturity from March 18, 2016 to March 28, 2018 (except that if the 2018 Notes are still outstanding on October 1, 2017, our revolving credit facility will mature on October 1, 2017). Our revolving credit facility includes a letter of credit sub-facility with a limit of $60 million, a multi-currency sub-facility of $50 million and a swingline sub-facility with a limit of $30 million. Borrowings under our revolving credit facility may be repaid and re-borrowed at any time, subject to final maturity of our revolving credit facility or the occurrence of a default or event of default under our revolving credit facility. Interest is payable on borrowings at either a LIBOR or base rate benchmark rate, in each case without a floor, plus an applicable margin, which adjusts based on financial performance. The current margins are 1.00% for base rate loans and 2.00% for LIBOR loans.

Our revolving credit facility has certain financial maintenance tests including a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio as well as customary affirmative and negative covenants and events of default. Our revolving credit facility also includes certain restrictions, such as limitations on the incurrence of indebtedness and liens and the making of restricted payments and investments. Borrowings under our revolving credit facility are guaranteed by Griffon’s material domestic subsidiaries and are secured, on a first priority basis, by substantially all assets of Griffon and the guarantors and a pledge of not greater than 66% of the equity interest in each of Griffon’s material, first-tier foreign subsidiaries.

We expect to amend our revolving credit facility concurrently with the issuance of the Notes in order to provide us with enhanced operating and financial flexibility. The amendment to our revolving credit facility, which has been agreed upon in principle by the required lenders thereunder and us, will, among other things, (i) extend the maturity date of our revolving credit facility by one year to March 28, 2019, (ii) increase the maximum consolidated leverage ratio permitted under our revolving credit facility, (iii) increase the maximum consolidated senior secured leverage ratio permitted under our revolving credit facility, (iv) reduce the minimum consolidated interest coverage ratio permitted under our revolving credit facility, and (v) increase certain baskets for permitted debt, guaranties, liens, asset sales, foreign acquisitions, investments and dividends under the negative covenants contained in our revolving credit facility. The consummation of this offering of Notes is not conditioned on our entering into the proposed amendment to our revolving credit facility. No assurance can be given that we will be successful in entering into the proposed amendment on the terms described herein or at all.

At December 31, 2013, there were $25 million of standby letters of credit outstanding under our revolving credit facility and borrowings of $20 million; $180 million was available, subject to certain covenants, for borrowing at that date.